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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61319


                             PROSPECTUS SUPPLEMENT

                             Dated November 2, 1998

                   To the Prospectus dated September 21, 1998

                     GLENBOROUGH REALTY TRUST INCORPORATED


     Glenborough Realty Trust Incorporated (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated September 21, 1998 relating to 1,458,152 shares of the Company's Common Stock, par value $.001 per share, issuable upon conversion of 1,458,152 units (the "Units") of limited partnership interest of Glenborough Properties, L.P. if and to the extent that the holders of the Units tender such Units for redemption and the Company elects to redeem such Units for shares of Common Stock rather than for cash.

     The 61,222 Units (the "NFG Units") held by NFG, a Texas Limited Partnership are subject to a pledge and security agreement in favor of Prudential Securities Incorporated ("Prudential"). Following a transfer of such Units, or shares of Common Stock issued upon redemption of such Units, to Prudential pursuant to such pledge and security agreement, the shares of Common Stock underlying the NFG Units may be sold by Prudential pursuant to the Prospectus.